Exhibit 99.1

two Announces Pricing of $200 Million Initial Public Offering

NEWS PROVIDED BY

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Mar 29, 2021, 23:06 ET

SAN FRANCISCO, March 29, 2021 /PRNewswire/ — two, a newly-organized blank check company led by technology industry veteran Kevin Hartz, today announced the pricing of a $200 million initial public offering. two has been formed for the purpose of effecting a business combination with one or more businesses. The offering consists of 20,000,000 Class A ordinary shares at a price of $10.00 per share. The shares will be listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “TWOA” beginning on March 30, 2021.

two is the second blank check company sponsored by the A* team, which includes Mr. Hartz, two co-CEO Gautam Gupta and two CFO Troy B. Steckenrider III, who have formed an investment fund focused on partnering with founders, operators, and entrepreneurs in the technology industry or “Innovation Economy.” In August 2020, A* sponsored one, its first blank check company. On February 23, 2021, one entered into a definitive agreement to merge with Markforged, Inc., a leader in advanced additive manufacturing. The combined company is expected to be listed on the New York Stock Exchange under the ticker symbol “MKFG.”

Citigroup Global Markets Inc. is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 3,000,000 additional shares to cover over-allotments, if any.

The two offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o 388 Greenwich Street, New York, New York, 10013 or by telephone at 1-646-291-1469.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on March 29, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

About two

two is a special purpose acquisition company sponsored by A* formed for the purpose of effecting a business combination with one or more businesses. A* was founded and is led by technology industry veteran Kevin Hartz.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jared Levy / Meghan Gavigan / Danya Al-Qattan

Sard Verbinnen & Co

AStar-SVC@sardverb.com

SOURCE two

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